Exhibit 24 (b)8(l)

Goldman Sachs Variable Insurance Trust Service Class Services Agreement

May 29, 2020

Thrivent Financial

625 Fourth Avenue South

Minneapolis, MN 55415-1665

RE:	Goldman Sachs Variable Insurance Trust (the “Trust”) Service Class Services Agreement

Ladies and Gentlemen:

The undersigned, Goldman Sachs & Co. LLC (“Goldman Sachs”), 200 West Street, New York, New York 10282, is the principal distributor of the shares of each series of the Trust listed on Schedule A to this Agreement (each a “Fund” and, collectively, the “Funds”). Goldman Sachs Asset Management, a separate operating division of Goldman Sachs, or an affiliate thereof, acts as an investment adviser to the Trust, which is an open-end management investment company that offers its shares exclusively to separate accounts of life insurance companies and various qualifying retirement plans or accounts. Shares of each Fund are divided into separate classes. This Agreement relates to the Service Class Shares of the Funds (“Service Shares”).

Thrivent Financial for Lutherans (the “Company” or “You”) is the issuer of variable annuity contracts and/or variable life insurance contracts (the “Contracts”) through one or more separate accounts with Thrivent Investment Management Inc. as the principal underwriter (the “Contract Underwriter”). The Company acting on behalf of its separate account purchases, holds, exchanges and redeems Service Shares of the Funds as investments for values accumulated under the Contracts (“Contract Value”). The Company has entered into an agreement with the Trust and Goldman Sachs regarding its purchase and redemption of the Service Shares (the “Participation Agreement”). With respect to each Fund, you are willing to provide (the term “provide” includes arranging for the provision of services through the Contract Underwriter), and Goldman Sachs wishes to compensate you for providing, certain services with respect to the Contracts (the “Services”) that may result in the sale of Service Shares to the Company. Accordingly, the Company and Goldman Sachs agree as follows:

1.    Agreement to Provide Services. Goldman Sachs hereby engages the Company, and the Company hereby agrees, to provide the following Services: (a) establish and maintain relationships with owners of Contracts who are its customers or customers of broker-dealers with whom it has entered into agreements to sell the Contracts (“Selling Dealers”); (b) provide Contract owners with personal and account maintenance services (within the meaning of FINRA Rule 2341); (c) assist in the preparation of advertisements and other sales literature for the Contracts that describes or discusses the Funds; (d) provide sales compensation to representatives of Selling Dealers (directly or through Contract Underwriter); (e) pay money to Selling Dealers for any of the foregoing purposes (directly or through Contract Underwriter); and (f) perform any additional services primarily intended to result in the distribution of the Contracts and the sale of the Service Shares to the Company.

2.    Expenses of the Company. The Company shall furnish such office space, equipment, facilities and personnel as may be necessary to perform its duties hereunder. The Company shall bear all costs incurred by it in performing such duties.

3.    Fees Payable to the Company. For the Services provided and the expenses incurred by the Company hereunder, Goldman Sachs will pay to the Company a quarterly fee equal on an annual basis to the amount designated as “Distribution and Service (12b-1) Fees” in the Service Share fee table of the applicable Fund prospectus, which may be amended, or in any notice in writing from us, of the average daily net asset value of the Service Shares of the Fund held by separate accounts under the Contracts during such period. You acknowledge that such prospectus or writing may set forth a description of waivers or reductions of such fees in certain cases. Goldman Sachs will periodically review its relationship with the Company throughout the year and reserves the right to, in its sole discretion, modify or discontinue such payments.

4.    Performance of Duties. In performing its duties hereunder, the Company (and its affiliates) will act in conformity with Goldman Sachs’ instructions, the terms of the Contracts and Contract prospectuses, the then effective prospectuses and statements of additional information for the Service Shares of each Fund, the Investment Company Act of 1940, as amended (the “1940 Act”) and all other applicable federal and state laws, regulations and rulings and the constitution, by-laws and rules of any applicable self-regulatory organization. The Company will assume sole responsibility for its compliance and that of Contract Underwriter with applicable federal and state laws and regulations, and shall rely exclusively upon its own determination, or that of its legal advisers, that the performance of its duties hereunder complies with such laws and regulations. Under no circumstances shall the Trust, any Fund, Goldman Sachs or any of their affiliates be held responsible or liable in any respect for any statements or representations made by them or their legal advisers to the Company or any Contract owner concerning the applicability of any federal or state laws or regulations to the activities described herein. The Company and its affiliates will perform their duties hereunder in a manner consistent with the customs and practices of other institutions that provide similar services.

5.    Anti-Money Laundering. The Company and its affiliates and agents as well as the Contract Underwriter are required either by law, regulation or order, or as a matter of good practice, to operate policies and procedures for the purpose of guarding against money laundering activities. Among other matters, those policies and procedures include the identification of Contract owners and the source of moneys provided by Contract owners, the identification of “suspicious transactions” and the adoption of anti-money laundering programs. As a consequence, you hereby agree that you will identify your Contract owners underlying each transaction and the source of the moneys used for each transaction, and will identify whether such transactions are “suspicious transactions.” In addition, you hereby agree that you will fully comply with all applicable anti-money laundering laws, regulations and orders, as now or hereafter in force.

6.    Representations and Warranties. The Company hereby represents, warrants and covenants to Goldman Sachs:

(a).

That Contract Underwriter is a broker or dealer as defined in Section 3(a)(4) or 3(a)(5) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); that it is registered and in good standing, and will during the term of this Agreement remain in good standing (A) as a broker-dealer with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to Section 15 of the Exchange Act and with the securities commission of any state, territory or possession of the United States and (B) as a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and/or any stock exchange or other self-regulatory organization in which the Contract Underwriter’s membership is necessary for the conduct of its business under this Agreement, and is in full compliance with the rules, regulations and policies of the aforesaid commissions and organizations, particularly those rules, regulations and policies governing capital requirements, financial reporting, bonding, fiduciary standards and supervisory concerns; and its entering into and performing its obligations under this Agreement does not and will not violate any laws, rules or regulations (including the net capital and customer protection rules of the Commission and the rules or regulations of FINRA or any self-regulatory organization or any so-called “restriction” letter with FINRA);

(b).

That each of the Company and the Contract Underwriter is a corporation, association or partnership duly organized, validly existing, and in good standing under the laws of the state of its incorporation;

(c).	That entering into and performing the Company’s obligations under this Agreement does not and will not violate (i) its charter or by-laws; or (ii) any agreements to which it is a party;

(d).

The Company and the Contract Underwriter will keep confidential any information acquired as a result of this Agreement regarding the business and affairs of the Trust and Goldman Sachs & Co. LLC, which requirement shall survive the term of this Agreement; and

(e).

The Company and the Contract Underwriter will not, without written consent of the Trust in each instance, use in advertising, publicity, administering and servicing the Funds or otherwise the name of the Trust, Goldman, Sachs & Co., or any of their affiliates nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof (the “Mark”) of the Trust, Goldman, Sachs & Co. or their affiliates. Company acknowledges that Goldman Sachs owns all right, title and interest in and to the Mark and the registration thereof. Upon termination of this Agreement, the Company and the Contract Underwriter or their successors, and all persons under their control (to the extent and as soon as they lawfully can), will cease the use of the Mark.

(f).

You covenant and agree that you and the Contract Underwriter will only offer or sell Contracts to “U.S. persons,” all of whom qualify as Qualified Persons as defined in the Participation Agreement, and that all offering or other solicitation activities in which you or the Contract Underwriter engage shall be conducted by you or the Contract Underwriter or any of your or the Contract Underwriter’s agents solely within the “United States,” in each case as defined in Rule 902 promulgated under the Securities Act of 1933, as amended. In addition, you covenant and agree that you shall have received and shall maintain duly executed and completed Internal Revenue Service Form W-9’s for each one of your Contract owner customers and shall update such Form W-9’s as may be required by law.

7.    Responsibilities of the Company. The Company agrees that neither Goldman Sachs nor any Fund nor any of its agents shall have any responsibility or liability to review any purchase, exchange or redemption request which is presented by the Company (A) to determine whether such request is genuine or authorized by the Contract owner; or (B) to determine the suitability of the selected Class or Fund for such Contract owner. Goldman Sachs, each Fund and their agents shall be entitled to rely conclusively on any purchase or redemption request communicated to any of them by the Company pursuant to the Participation Agreement, and shall have no liability whatsoever for any losses, claims or damages to or against the Company, the Contract Underwriter or any Contract owner resulting from a failure of the Company to provide the services provided for under this Agreement. Goldman Sachs and the Company agree that the Participation Agreement shall govern the process by which the Company purchases, exchanges and redeems Service Shares for its separate accounts

8.    Amendment; Termination. This Agreement may be amended by a written instrument executed by both parties and may be terminated by Goldman Sachs or the Company at any time on 60 days’ written notice mailed or delivered to the other party at its address set forth above. The Agreement will also terminate automatically with respect to Service Shares of a Fund upon termination of the Participation Agreement with respect to the Fund or Service Shares; will terminate automatically in the event of its assignment (as such term is defined in the 1940 Act) or upon termination of the relevant plan adopted pursuant to Rule 12b-1 under the 1940 Act (a “Plan”); and may be terminated at any time without penalty by the vote of a majority of the Independent Trustees of the Trust (as defined in the applicable Plan) or a majority of the outstanding Service Shares of the applicable Fund on sixty days’ written notice. Unless sooner terminated, the Agreement will continue until terminated in accordance with its terms, provided that the continuance of the relevant Plan is specifically approved at least annually in accordance with the terms of such Plan.

9.    Information and Reports. Upon our reasonable request, you will provide to us a written report of amounts expended under the Agreement and a description of the purposes for which the expenditures are made. You will furnish to the Trust or its designees such information as the Trust or its designees may reasonably request and will otherwise cooperate with us, the Trust and its designees in the preparation of reports to the Trust’s Trustees concerning the Agreement and the monies paid, reimbursed, payable, or reimbursable hereunder, the Services provided and related expenses, and any other reports or filings that may be required by law.

10.    Indemnification. Goldman Sachs agrees to indemnify the Company and each person who controls (as defined in Section 2(a)(9) of the 1940 Act) the Company from and against any losses, claims, damages, expenses (including reasonable fees and expenses of counsel) or liabilities (“Damages”) to which the Company or such person may become subject in so far as such Damages arise out of the failure of Goldman Sachs or its employees or agents to comply with Goldman Sachs’ obligations under this Agreement or any other agreement between Goldman Sachs and the Company relating to the performance of Services hereunder (a “Covered Agreement”). The Company agrees to indemnify Goldman Sachs, the Trust, the Funds, their agents and each person who controls (as defined in Section 2(a)(9) of the 1940 Act) any of them from and against any Damages to which any of them may become subject in so far as such Damages arise out of the failure of the Company or its affiliates, employees, or agents thereof or Contract owners to comply with the Company’s obligations under a Covered Agreement, or of the Contract Underwriter (or its employees or agents) to comply with obligations assigned to the Contract Underwriter under a Covered Agreement. Notwithstanding the foregoing, neither Goldman Sachs nor the Company shall be entitled to be indemnified for Damages arising out of its or its agent’s or employee’s gross negligence. The foregoing indemnity agreements shall be in addition to any liability or cause of action that Goldman Sachs or the Company may otherwise have, and shall survive the termination of this Agreement.

11.    No Association or Agency. The Company and the Contract Underwriter shall each be deemed an independent contractor and not an agent of Goldman Sachs, the Trust or any Fund for all purposes hereunder and shall have no authority to act for or represent Goldman Sachs, the Trust or any Fund. In addition, no officer or employee of the Company or the Contract Underwriter shall be deemed to be an employee or agent of the Trust, the Funds or Goldman Sachs or be subject, in any respect, to the supervision of Goldman Sachs or any affiliate thereof.

12.    Applicable Law. If any provision of this Agreement shall be held or made invalid by a decision in a judicial or administrative proceeding, statute, rule or otherwise, the enforceability of the remainder of this Agreement will not be impaired thereby. This Agreement shall be governed by the laws of the State of New York and shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

13.    Important Information. In accordance with government regulations, financial institutions are required to obtain, verify, and record information that identifies each person or entity that opens an account. Except as provided in the Participation Agreement, when the Company opens a Contract owner account, the Trust may ask for the name, address, identification number and other information that will allow us to identify the Contract owner. The Trust may also ask to see government-issued identifying documents.

Very truly yours,

GOLDMAN SACHS & CO. LLC

By:
[Authorized Officer]

Accepted and agreed to as of the date first above written:

Thrivent Financial for Lutherans

By:
[Authorized Officer]

Lisa J. Flanary
(Print Name)

, 2020
(Date)

Schedule A

FUNDS

All available series of Goldman Sachs Variable Insurance Trust, if available according to the series’ current Prospectus and Statement of Additional Information.